Exhibit 10.6

STOCKHOLDERS AGREEMENT

BY AND AMONG

TAYLOR MORRISON HOME CORPORATION

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF [            ], 2013

i

This STOCKHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [            ], 2013, is made by and among:

i. Taylor Morrison Home Corporation, a Delaware corporation (the “Company”);

ii. TPG TMM Holdings II, L.P., a Cayman Islands limited partnership (together with its Affiliates, “TPG” or the “TPG Investor”);

iii. OCM TMM Holdings II, L.P., a Cayman Islands limited partnership (together with its Affiliates, “Oaktree” or the “Oaktree Investor”);

iv. JHI Holding Limited Partnership, a British Columbia limited partnership (together with its Affiliates, “JHI” or the “JHI Investor”); and

v. such other Persons who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board (as defined below) as “Other Stockholders” (the “Other Stockholders” and, together with the TPG Investor, the Oaktree Investor and the JHI Investor, the “Stockholders”).

For purposes of this Agreement, each of TPG and Oaktree is a “Principal Sponsor”, and each of TPG, Oaktree and JHI is an “Investor”.

RECITALS

WHEREAS, on July 13, 2011, TMM Holdings (G.P.) Inc., TMM Holdings Limited Partnership (the “Partnership”), and certain stockholders party thereto entered into a Stockholders Agreement (the “Prior Agreement”);

WHEREAS, pursuant to a Reorganization Agreement dated [            ], 2013, the Company, the Partnership, the Investors and certain other Persons have effected a series of reorganization transactions (collectively, the “Reorganization Transactions”);

WHEREAS, after giving effect to the Reorganization Transactions, the Principal Sponsors own limited partnership interests in TMM Holdings II Limited Partnership (“New TMM Units”) and shares of the Company’s Class B common stock, par value $0.00001 per share (the “Class B Common Stock”), which, subject to certain restrictions, are exchangeable from time to time at the option of the holder thereof for shares of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock” and, together with the Class B Common Stock, the “Common Stock”) pursuant to an Exchange Agreement dated [            ], 2013;

WHEREAS, on the date hereof, the Company has priced an initial public offering of shares of its Class A Common Stock (the “IPO”) pursuant to an Underwriting Agreement dated [            ], 2013 (the “Underwriting Agreement”);

WHEREAS, on the date hereof, the Prior Agreement is being terminated by the parties thereto; and

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters, and to set forth the respective rights and obligations of the Stockholders following the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“90-Day Unaffiliated Director” has the meaning set forth in Section 3.1(a).

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that the Company, the Partnership, U.S. Parent, Canadian Parent and each of their respective subsidiaries shall not be deemed to be Affiliates of the TPG Investor, Oaktree Investor or JHI Investor. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Canadian Parent” means Monarch Communities Inc., a British Columbia corporation.

“Canadian Parent Governance Agreement” means the Canadian Parent Governance Agreement, dated as of the date hereof, by and among the Company, the Partnership, Canadian Parent and the other parties thereto.

“Chief Executive Officer” means the chief executive officer of the Company then in office.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class A Units” means, collectively, the Class A-T Units of TPG TMM Holdings II, L.P. and the Class A-O Units of Oaktree TMM Holdings II, L.P.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Class J Units” means, collectively, the Class J1-T Units, Class J2-T Units and Class J3-T Units of TPG TMM Holdings II, L.P. and the Class J1-O Units, Class J2-O Units and Class J3-O Units of Oaktree TMM Holdings II, L.P.

“Closing” means the closing of the IPO.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Bylaws” means the bylaws of the Company in effect on the date hereof, as may be amended from time to time.

“Company Charter” means the certificate of incorporation of the Company in effect on the date hereof, as may be amended from time to time.

“Company Shares” means (i) all shares of Common Stock that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested), (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested) (without double counting shares of Class A Common Stock issuable upon an exchange of shares of Class B Common Stock together with New TMM Units) and (iii) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“Debt Threshold” means an amount equal to $50.0 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Fund Indemnitors” has the meaning set forth in Section 3.1(i).

“Indemnitee” has the meaning set forth in Section 3.1(i).

“Investor” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in the Recitals.

“JHI” or “JHI Investor” has the meaning set forth in the Preamble.

“JHI Director” has the meaning set forth in Section 3.1(a).

“Loan Threshold” means an amount equal to $50.0 million.

“Majority in Interest” means, with respect to the Stockholders or any subset thereof, Stockholders who beneficially own a majority of Company Shares held by the Stockholders or such subset of Stockholders, as applicable.

“Member of the Immediate Family” means, with respect to an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such individual is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee and so long as such trustee is reasonably satisfactory to the Company, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Necessary Action” means, with respect to a specified result, all actions necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Oaktree” or “Oaktree Investor” has the meaning set forth in the Preamble.

“Oaktree Directors” has the meaning set forth in Section 3.1(a).

“Other Stockholders” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Sponsor” has the meaning set forth in the Preamble.

“Principal Sponsor Minimum” means, with respect to a Principal Sponsor, a number of shares of Common Stock equal to at least 50% of the outstanding shares of Common Stock owned by such Principal Sponsor as of the closing of all of the transactions contemplated by the Underwriting Agreement and the Put/Call Agreement, or, if no such closing occurs prior to June 30, 2013, the Closing.

“Purchase Consideration Threshold” means an amount equal to $50.0 million.

“Put/Call Agreement” means the Put/Call Agreement, dated as of the date hereof, by and among TPG, Oaktree, TMM Holdings II Limited Partnership and the Company.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Requisite Investor Approval” means (a) for so long as each Principal Sponsor holds at least the Principal Sponsor Minimum, the approval of a majority of the Board, including in each case at least one director designated by each Principal Sponsor; and (b) to the extent only one Principal Sponsor holds the Principal Sponsor Minimum, the approval of a majority of the Board, including in each case at least one director designated by such Principal Sponsor. At such time as neither Principal Sponsor holds at least the Principal Sponsor Minimum, any action requiring “Requisite Investor Approval” shall be determined by the Company or the Board in accordance with applicable law.

“Sale Consideration Threshold” means an amount equal to $50.0 million.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Stockholders” has the meaning set forth in the Preamble.

“TMM Companies” means the Partnership, TMM Holdings II Limited Partnership, TMM Holdings II GP, ULC and TMM Holdings (G.P.) ULC.

“TPG” or “TPG Investor” has the meaning set forth in the Preamble.

“TPG Directors” has the meaning set forth in Section 3.1(a).

“Transfer” means, with respect to any Company Shares, any interest therein, or any other securities or equity interests, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferor” shall each have a correlative meaning.

“Unaffiliated Director” has the meaning set forth in Section 3.1(a).

“Underwriting Agreement” has the meaning set forth in the Recitals.

“U.S. Parent” means Taylor Morrison Holdings, Inc., a Delaware corporation.

“U.S. Parent Governance Agreement” means the U.S. Parent Governance Agreement, dated as of the date hereof, by and among the Company, the Partnership, U.S. Parent and the other parties thereto.

Section 1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1 Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action on the part of its board of directors (or equivalent) and shareholders (or other holders of equity interests), if required, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 2.2 Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party, (b) result in any violation, breach, conflict, default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or an event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected, or (c) violate any law applicable to such party.

Section 2.3 Consents. Other than as expressly required herein or any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GOVERNANCE

Section 3.1 The Board.

(a) Composition of Initial Board. Prior to Closing, the Company and the Stockholders shall take all Necessary Action to cause the Board to be comprised of ten (10) directors, (i) three (3) of whom shall be designated by TPG (each, a “TPG Director”), (ii) three (3) of whom shall be designated by Oaktree (each, an “Oaktree Director”), (iii) one (1) of whom shall be designated by JHI (the “JHI Director”), (iv) one (1) of whom shall be the Chief Executive Officer and (v) two (2) of whom shall be directors who meet the independence criteria set forth in Rule 10A-3 under the Exchange Act (each, an “Unaffiliated Director”). Within ninety (90) days of the effectiveness of this Agreement, the Company and the Stockholders shall take all Necessary Action to cause the Board to increase in size by one (1) director to eleven (11) directors and to fill such vacancy with one (1) additional Unaffiliated Director (the “90-Day Unaffiliated Director”) who shall be appointed by a majority of the Board. The foregoing directors shall be divided into three classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(1) the class I directors shall include one (1) TPG Director, one (1) Oaktree Director, the Chief Executive Officer and one (1) Unaffiliated Director;

(2) the class II directors shall include one (1) TPG Director, one (1) Oaktree Director, the JHI Director and the 90-Day Unaffiliated Director; and

(3) the class III directors shall include one (1) TPG Director, one (1) Oaktree Director and (1) one Unaffiliated Director.

The initial term of the class I directors shall expire immediately following the Company’s 2014 annual meeting of stockholders at which directors are elected. The initial term of the class II directors shall expire immediately following the Company’s 2015 annual meeting of stockholders at which directors are elected. The initial term of the class III directors shall expire immediately following the Company’s 2016 annual meeting at which directors are elected.

For the avoidance of doubt, this Section 3.1(a) is applicable solely to the initial composition of the Board and shall have no further force or effect after the 90-Day Unaffiliated Director is appointed to the Board (except that (i) a director shall remain a member of the class of directors to which he or she was assigned in accordance with this Section 3.1(a) and (ii) the initial terms of each class of directors shall expire as set forth in this Section 3.1(a)).

(b) Principal Sponsor Representation. For so long as a Principal Sponsor holds a number of shares of Common Stock representing at least the percentage of shares of Common Stock held by such Principal Sponsor as of the closing of all of the transactions contemplated by the Underwriting Agreement and the Put/Call Agreement (or, if no such closing occurs prior to June 30, 2013, the Closing) shown below, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by such Principal Sponsor (each, a “Principal Sponsor Designee”) that, if elected, will result in such Principal Sponsor having the number of directors serving on the Board that is shown below.

Percent	Number of Directors
50% or greater	3
Less than 50% but greater than or equal to 10%	2
Less than 10% but greater than or equal to 5%	1

Upon any decrease in the number of directors that a Principal Sponsor is entitled to designate for election to the Board, such Principal Sponsor shall take all Necessary Action to cause the appropriate number of Principal Sponsor Designees to offer to tender resignation. If such resignation is then accepted by the Board, the Company and the Stockholders shall cause the authorized size of the Board to be reduced accordingly unless the Company with Requisite Investor Approval determines not to reduce the authorized size of the Board.

(c) JHI Representation. For so long as the Principal Sponsors in the aggregate own at least fifty percent (50%) of the number of shares of Common Stock held by the Principal Sponsors as of the closing of all of the transactions contemplated by the Underwriting Agreement and the Put/Call Agreement (or, if no such closing occurs prior to June 30, 2013, the Closing) and JHI owns at least fifty percent (50%) in the aggregate of the Class A Units and at least fifty percent (50%) in the aggregate of the Class J Units that JHI holds as of such time, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by JHI (each, a “JHI Designee”) that, if elected, will result in there being one (1) JHI Director serving on the Board. Upon any decrease in the number of directors that JHI is entitled to designate for election to the Board, JHI shall take all Necessary Action to cause the JHI Designee to offer to tender resignation. If such resignation is accepted by the Board, then the Company and the Stockholders shall cause the authorized size of the Board to be reduced accordingly unless the Company with Requisite Investor Approval determines not to reduce the authorized size of the Board.

(d) CEO Representation. Subject to the last sentence of Section 3.1(e), if the term of the Chief Executive Officer as a director on the Board is to expire in conjunction with any annual or special meeting of shareholders at which directors are to be elected, the Chief Executive Officer shall be included in the slate of nominees recommended by the Board for election.

(e) Vacancies. Except as provided in Sections 3.1(b) and 3.1(c), (i) each Investor shall have the exclusive right to remove its designees from the Board, and the Company and the Principal Sponsors shall take all Necessary Action to cause the removal of any such designee at the request of the designating Investor and (ii) each Investor shall have the exclusive right to designate for election to the Board directors to fill vacancies created by reason of death, removal or resignation of its designees to the Board, and the Company and the Principal Sponsors shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Investor as promptly as reasonably practicable; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Investor shall have the right to designate a replacement director, and the Company and the Principal Sponsors shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Investor in excess of the number of directors that such Investor is then entitled to designate for membership on the Board pursuant to Section 3.1(b) or Section 3.1(c), as applicable. If the Chief Executive Officer resigns or is terminated for any reason, the Company, the Chief Executive Officer and the Principal Sponsors shall take all Necessary Action to remove the Chief Executive Officer from the Board and fill such vacancy with the next Chief Executive Officer in office.

(f) Additional Unaffiliated Directors. For so long as any Principal Sponsor has the right to designate at least one (1) director for nomination under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed eleven (11); provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations.

(g) Committees. Subject to applicable laws and stock exchange regulations, each Principal Sponsor shall have the right to have a representative appointed to serve on each committee of the Board for so long as such Principal Sponsor has the right to designate at least one (1) director for election to the Board. Subject to applicable laws and stock exchange regulations, each Principal Sponsor shall have the right to have a representative appointed as an observer to any committee of the Board to which such Principal Sponsor (i) does not elect to have a representative appointed or (ii) is prohibited by applicable laws or stock exchange regulations from having a representative appointed, in each case for so long as such Principal Sponsor has the right to designate at least one (1) director for nomination under this Agreement.

(h) Reimbursement of Expenses. The Company shall reimburse each TPG Director, Oaktree Director, JHI Director, Principal Sponsor Designee and JHI Designee for all reasonable and documented out-of-pocket expenses incurred in connection with such director’s or designee’s participation in the meetings of the Board or any committee of the Board, including reasonable travel, lodging and meal expenses.

(i) D&O Insurance; Indemnification Priority. The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms. The

Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by TPG, Oaktree or one or more of their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby (i) agrees that the Company and any Company subsidiary that provides indemnity shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee shall be secondary), and (ii) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company, as the case may be, shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

Section 3.2 Voting Agreement. Each Principal Sponsor agrees to cast all votes to which such Principal Sponsor is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated in accordance with Section 3.1(a)-(f) and to otherwise effect the intent of this Article III.

Section 3.3 The Boards of Directors of U.S. Parent and Canadian Parent. The Company shall take all Necessary Action to cause the composition of the board of directors of U.S. Parent and the board of directors of Canadian Parent to be identical at all times to that of the Board; provided, that, notwithstanding anything to the contrary set forth in this Section 3.3, in the event that a Principal Sponsor Designee or JHI Designee is not elected to the Board at the applicable annual or special meeting of shareholders at which such nominee is up for election (or re-election) to the Board pursuant to the terms of this Agreement, the Company shall take all Necessary Action to cause such Principal Sponsor Designee or JHI Designee to be appointed or elected to the board of directors of U.S. Parent and the board of directors of Canadian Parent in place of a director who was not on the slate of nominees recommended by the Board at the time of the annual or special meeting of shareholders at which he or she was not elected (or re-elected) to the Board; provided, further, that the Company shall take all Necessary Action to fill any vacancy caused by the removal or resignation of any such Principal Sponsor Designee or JHI Designee with a replacement director designated by the applicable Principal Sponsor or JHI, as applicable, unless the election or appointment of such a replacement would result in a number of directors designated by such Investor in excess of the number of directors that such Investor is then entitled to designate for membership on the Board pursuant to Section 3.1(b) or Section 3.1(c), as applicable.

Section 3.4 Company and Partnership Activities; Approvals. The Company shall not take, and shall cause TMM Holdings II Limited Partnership and the Partnership not to take, any actions that would cause TMM Holdings II Limited Partnership or the Partnership to conduct any activities other than stewardship over the investments of the Partnership in U.S. Parent and Canadian Parent. The Company shall not conduct any business or operations other than those of a holding company, the sole direct subsidiaries of which are TMM Holdings II Limited Partnership and TMM Holdings II GP, ULC. The Company shall be permitted, among other things, to maintain its legal existence, including by incurring fees, costs and expenses relating to such maintenance, to participate in tax, accounting and other administrative matters as a member of a consolidated group with TMM Holdings II Limited Partnership and its subsidiaries, to make public offerings of any securities (subject to the paragraphs below), to register its securities under applicable securities laws and maintain public listing of its securities, to incur expenses relating to overhead and general operations, to provide indemnification to officers, directors, consultants and agents, and to perform activities incidental to those enumerated in this sentence. The Company shall take all Necessary Action to cause (i) TMM Holdings II GP, ULC to conduct no activities other than acting as general partner of TMM Holdings II Limited Partnership and (ii) TMM Holdings (G.P.) ULC to conduct no activities other than acting as general partner of the Partnership. In furtherance of the foregoing, the Company shall not take, and shall cause the TMM Companies not to take, any of the following actions without prior Requisite Investor Approval:

i.	Any transactions or series of related transactions (i) in which any Person or Persons (other than TPG Investors or Oaktree Investors) acquires in excess of 50% of the then outstanding shares of any class of capital stock (or equivalent) of the Company, any TMM Company, U.S. Parent or Canadian Parent (whether by merger, consolidation, sale or transfer of partnership interests, tender offer, exchange offer, reorganization, recapitalization or otherwise) or (ii) following which any Person or Persons (other than TPG Investors, Oaktree Investors or the Company) have the direct or indirect power to elect a majority of the members of the board of directors (or equivalent) of the Company, any TMM Company, U.S. Parent or Canadian Parent;

ii.	Any transaction or series of related transactions involving the sale, lease, exchange or other disposal by the Company or any TMM Company of any of their respective assets for consideration having a fair market value (as reasonably determined by the Board) in excess of the Sale Consideration Threshold;

iii.	Any transaction or series of related transactions involving the purchase, rent, license, exchange or other acquisition by the Company or any TMM Company of any assets (including securities) for consideration having a fair market value (as reasonably determined by the Board) in excess of the Purchase Consideration Threshold;

iv.	The hiring or termination of the Chief Executive Officer;

v.	(A) any incurrence of indebtedness by the Company or any TMM Company if, after taking into account the incurrence of such indebtedness, the aggregate outstanding indebtedness of the Company and the TMM Companies would exceed the Debt Threshold, or (B) the making of any loan, advance or capital contribution to any Person (other than a TMM Company, U.S. Parent or Canadian Parent) by the Company or any TMM Company in excess of the Loan Threshold;

vi.	Any authorization or issuance of equity securities of the Company or its direct or indirect subsidiaries other than (A) pursuant to any equity incentive plans or arrangements of U.S. Parent, Canadian Parent and their respective subsidiaries that have been approved by “Requisite Investor Approval” (as such term is defined in the U.S. Parent Governance Agreement and the Canadian Parent Governance Agreement, respectively) or (B) upon an exchange of shares of Class B Common Stock together with New TMM Units for shares of Class A Common Stock; or

vii.	Any increase or decrease in the size of the Board other than in accordance with Section 3.1.

Each of TPG and Oaktree acknowledges and agrees that Requisite Investor Approval has been obtained with respect to all actions taken and transactions undertaken on the date hereof in connection with the IPO. Each Investor agrees to cast all votes to which such holder is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, against any action that otherwise requires Requisite Investor Approval but for which Requisite Investor Approval has not been obtained.

Section 3.5 Unless permitted with Requisite Investor Approval, the Company shall not have any direct subsidiaries other than TMM Holdings II Limited Partnership and TMM Holdings II GP, ULC nor shall it directly own any equity interests or other debt or equity investments in any other Person (other than its own treasury stock). Unless otherwise permitted following receipt of Requisite Investor Approval, the Company shall take all Necessary Action to cause TMM Holdings II GP, ULC not to have any direct subsidiaries other than TMM Holdings II Limited Partnership and not to directly own any equity interests or other debt or equity investments in any other Person (other than its own treasury stock).

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Company Charter and Company Bylaws.

(a) The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company Charter or the Company Bylaws. The Company and the Principal Sponsors agree to take all Necessary Action to amend the Company Charter and Company Bylaws so as to avoid any conflict with the provisions hereof.

(b) Any amendment to the Company Bylaws shall only be effective if approved by Requisite Investor Approval or such shareholder approval as is set forth in the Company Bylaws.

Section 4.2 Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (i) each Investor, each Representative of an Investor and each director or officer of the Company, the Partnership or any TMM Company that is an Affiliate or designee of an Investor (each, an “Investor Designee”) has the right to, and has no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company, the Partnership or any TMM Company, including those deemed to be competing with the Company, the Partnership or any TMM Company, or (y) directly or indirectly do business with any client, customer or supplier of the Company, the Partnership or any TMM Company; and (ii) in the event that an Investor, any Representative of a Principal Sponsor or any Investor Designee acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, the Partnership or any TMM Company, such Investor, Representative or Investor Designee shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company, the Partnership, any TMM Company or any of their respective Affiliates, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, the Partnership, any TMM Company or any of their respective Affiliates, subsidiaries, stockholders or other equity holders for breach of any duty (contractual or otherwise) by reason of the fact that such Investor, Representative or Investor Designee, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, TMM Holdings II Limited Partnership, the Partnership or any of their respective Affiliates. For the avoidance of doubt, the provisions of this Section 4.2 shall have independent effect with respect to, and shall not be construed as being in lieu of or otherwise limiting, any separate obligations of any Person under any agreement between the Company and/or the Partnership, including any agreement related to noncompetition, nonsolicitation, confidentiality or other restrictions on the activities or operations of such Person.

Section 4.3 Assignment; Benefit.

(a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto. Any attempted assignment of rights or obligations in violation of this Section 4.3 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Indemnitees and the Fund Indemnitors under Section 3.1(i), and the Investors, their Representatives and the Investor Designees under Section 4.2.

Section 4.4 Termination. If not otherwise stipulated, this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder as of the later of (i) when such Stockholder no longer owns any shares of Common Stock, or (ii) when such Stockholder no longer has the right to nominate any directors to the Board pursuant to Article III hereof.

Section 4.5 Limits on Transfer or Issuance of Class B Common Stock. The parties each acknowledge and agree that no shares of Class B Common Stock may be Transferred or issued unless a corresponding number of New TMM Units are Transferred or issued therewith (including any transfers or issuances of shares of Class B Common Stock held in treasury or otherwise, by the Company or any of its subsidiaries) and that the Company will not register any Transfers of shares of Class B Common Stock that do not satisfy this Section 4.5.

Section 4.6 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.7 Entire Agreement; Amendment.

(a) This Agreement (together with the U.S. Parent Governance Agreement and the Canadian Parent Governance Agreement) sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. This Agreement or any provision hereof may only be amended, modified or waived, in whole or in part, at any time by an instrument in writing signed by each of the Principal Sponsors with respect to which this Agreement is not terminated; provided that (i) the prior written consent of any Investor shall be required for any amendment, modification or waiver that would have a disproportionate adverse effect in any material respect on the rights of such Investor relative to the other Investors and (ii) the prior written consent of the holders of the Majority in Interest of the Company Shares then held by the Other Stockholders shall be required for any amendment, modification or waiver that would have a disproportionate and adverse effect in any material respect on the rights of Other Stockholders under this Agreement relative to the Investors.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.8 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 4.9 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by facsimile transmission, by electronic mail or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), at the following addresses (or at such other address as shall be specified by like notice):

if to the Company to:

Taylor Morrison Home Corporation 4900 North Scottsdale Road, Suite 2000 Scottsdale, AZ 85251
Attention:	Darrell Sherman,
Vice President and General Counsel
Facsimile:	(866) 390-2612
E-mail:	dsherman@taylormorrison.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064
Attention:	John C. Kennedy
Lawrence G. Wee
Facsimile:	(212) 757-3990
E-mail:	jkennedy@paulweiss.com
lwee@paulweiss.com

if to the TPG Investor, to:

TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102
Attention:	Ronald Cami
Facsimile:	(415) 743-1501
E-mail:	rcami@tpg.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP The Prudential Tower 800 Boylston Street Boston, MA 02199
Attention:	Alfred O. Rose
Julie H. Jones
Facsimile:	(617) 951-7050
E-mail:	alfred.rose@ropesgray.com
julie.jones@ropesgray.com

if to the Oaktree Investor:

Oaktree Capital Management, L.P. 333 South Grand Ave., 28th Floor Los Angeles, CA 90071
Attention:	Kenneth Liang
Facsimile:	(213) 830-6293
E-mail:	kliang@oaktreecapital.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022
Attention:	George E.B. Maguire
Jasmine Ball
Facsimile:	(212) 909-6836
E-mail:	gebmaguire@debevoise.com
jball@debevoise.com

if to the JHI Investor, to:

JHI Holding Limited Partnership c/o JHI Advisory Inc. Suite 3260 - 666 Burrard Street Vancouver, British Columbia Canada V6C 2X8
Attention:	G. Gail Edwards
Facsimile:	(604) 648-6685
E-mail:	gedwards@jhinvest.com

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP 1300 – 777 Dunsmuir Street Vancouver, British Columbia Canada V7Y 1K2
Attention:	Cameron Belsher
Facsimile:	(604) 622-5674
E-mail:	cbelsher@mccarthy.ca

Section 4.10 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.11 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY SHAREHOLDER OR THE GENERAL PARTNER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 4.13 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall therefore be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 4.14 Subsequent Acquisition of Shares. Any equity securities of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

TAYLOR MORRISON HOME CORPORATION

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

TPG TMM HOLDINGS II, L.P.

By:
	Name:	Ronald Cami
Title:

[Signature Page to Stockholders Agreement]

OCM TMM HOLDINGS II, L.P.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

JHI HOLDING LIMITED PARTNERSHIP

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Solely with respect to Section 3.1(e):

Sheryl Palmer

[Signature Page to Stockholders Agreement]